Exhibit 99.1

Medley Capital Corporation Adds OneWest Bank to its Senior Credit Facility, Increasing Availability to $115 million

NEW YORK, NY (April 3, 2012) – Medley Capital Corporation (NYSE: MCC) (the “Company”) today announced the closing of $15 million of additional commitments to its senior secured revolving credit facility (the “Credit Facility”) led by ING Capital LLC. Total commitments to the Credit Facility are now $115 million and the accordion feature allows the Company to increase the total commitments under the Credit Facility up to $125 million. OneWest Bank FSB joined the lending group and committed $15 million to the facility.

"We are pleased to add OneWest to our growing bank group" said Brook Taube, Chief Executive Officer of the Company. “We intend to utilize the additional lending commitment to grow our investment portfolio and we look forward to working with OneWest as we expand our business in the years ahead” continued Mr. Taube.

ABOUT MEDLEY CAPITAL CORPORATION

The Company is an externally-managed, non-diversified closed-end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company's investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. The Company is a direct lender targeting private debt transactions ranging in size from $10 to $50 million to borrowers principally located in North America. The Company's investment activities are managed by its investment adviser, MCC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

SOURCE: Medley Capital Corporation

Medley Capital Corporation

Richard Allorto, 212-759-0777